EXHIBIT 99.1

Superconductor Technologies Reports Second Quarter 2012 Results

Achieves Technical Milestone to Commercialize Conductus(R) HTS Wire

AUSTIN, Texas, Aug. 9, 2012 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the three and six months ended June 30, 2012.

STI's second quarter net revenues were $596,000, which compare to revenue of $399,000 in the first quarter of 2012 and $1.1 million in the second quarter of 2011. Net loss for the second quarter was $3.4 million, or a loss of $0.09 per share, compared to a net loss of $3.0 million, or a loss of $0.08 per share, in the first quarter of 2012 and a net loss of $3.2 million, or a loss of $0.10 per share, in the second quarter of 2011. While demand for STI's performance enhancement products for 3G wireless data networks continue to reflect lower 3G expenditures, STI continued to successfully demonstrate technical and process development progress for its second generation (2G) HTS wire program.

"In the second quarter we accomplished a significant technical milestone in our mission to commercialize Conductus® HTS wire," said Jeff Quiram, STI's president and chief executive officer. "A large global cable manufacturer provided independent validation of our 2G HTS wire performance. At current densities greater than 500 Amps per centimeter width at 77 Kelvin, our wire is uniquely positioned to improve superconducting power device performance and economics when compared to alternative solutions."

"We remain focused on our customer commitments by providing on-time delivery of high performance Conductus HTS wire for testing and superconducting device demonstrations. Our primary focus is the supply of 2G HTS wire for a committed superconducting high power transmission cable demonstration project. When completed, it is anticipated that this cable will establish a new industry performance benchmark for HTS power transmission cable."

"Preparations are completed at our new Advanced Manufacturing Center of Excellence (AMCE) facility in Austin, TX to receive all production equipment necessary for longer length production of our Conductus HTS wire. In April, we completed installation of our custom designed Ion Beam Assisted Deposition (IBAD) machine that is currently operational and achieving expected results.

"Our current Solution Deposition Planarization (SDP) capacity and inventory satisfies our near-term commitments. Next quarter, we anticipate installation of our SDP production machine capable of producing kilometer lengths. In addition, the newly designed Reactive Co-Evaporation Cyclic Deposition and Reaction (RCE-CDR) machine, capable of producing longer lengths of 2G HTS wire, is nearing completion with delivery planned in the third quarter. Our next generation RCE-CDR machine arriving in 2013 will enable us to deliver the kilometer lengths of Conductus HTS wire that our prospective customers are requesting."

For the six-month period ending June 30, 2012, total net revenues were $1.0 million, compared to $2.7 million for the first half of 2011. The net loss for the first half of 2012 was $6.4 million, or $0.17 per share, compared to $6.9 million, or $0.22 per share, for the prior year's first half.

Investor Conference Call

STI will host an investor conference call and simultaneous webcast today, August 9th, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. The call will be accessible live by dialing 1-877-941-0843 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9866. The conference ID is 4555115. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on August 14th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code 4555115. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D. Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; customer acceptance of our HTS wire; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations (whether through our equity sales agreement, registered direct offerings or otherwise), and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any such financing activity on the level of our stock price; our ability to fully utilize our equity sales agreement as a source of future financings and the dilutive impact of any sales under such agreement, whether due to market conditions, our ability to satisfy various conditions required to sell shares under the agreement, the sales agent's performance of its obligations under the agreement or otherwise; the impact on the level of our stock price, which may decline, in connection with the sales under the equity sales facility, registered direct offerings or otherwise; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2011 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Becky Herrick
LHA +1-415-433-3777 invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2012	June 30, 2012	July 2, 2011

Net revenues:
Net commercial product revenues	$529,000	$1,101,000	$873,000	$2,704,000
Government and other contract revenues	67,000	15,000	122,000	32,000

Total net revenues	596,000	1,116,000	995,000	2,736,000

Costs and expenses:
Cost of commercial product revenues	1,078,000	1,265,000	1,922,000	2,934,000
Cost of government and other contract revenue	43,000	15,000	95,000	30,000
Research and development	1,314,000	1,361,000	2,475,000	3,349,000
Selling, general and administrative	1,604,000	1,679,000	2,952,000	3,335,000

Total costs and expenses	4,039,000	4,320,000	7,444,000	9,648,000

Loss from operations	(3,443,000)	(3,204,000)	(6,449,000)	(6,912,000)

Other Income and Expense:
Other income	21,000	--	37,000	--
Interest income	3,000	2,000	5,000	4,000
Interest expense	--	(7,000)	--	(14,000)

Net loss	$(3,419,000)	$(3,209,000)	$(6,407,000)	$(6,922,000)

Basic and diluted loss per common share	$(0.09)	$(0.10)	$(0.17)	$(0.22)

Weighted average number of common shares outstanding	39,904,601	32,184,816	37,741,166	31,196,697

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$ 5,370,000	$ 6,165,000
Accounts receivable, net	284,000	61,000
Inventory, net	1,152,000	1,609,000
Prepaid expenses and other current assets	560,000	472,000
Total Current Assets	7,366,000	8,307,000

Property and equipment, net of accumulated depreciation of $19,301,000 and $19,748,000, respectively	5,135,000	2,871,000
Patents, licenses and purchased technology, net of accumulated amortization of $2,390,000 and $2,342,000, respectively	1,380,000	1,409,000
Other assets	357,000	362,000
Total Assets	$ 14,238,000	$ 12,949,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 1,185,000	$ 534,000
Accrued expenses	561,000	612,000
Total Current Liabilities	1,746,000	1,146,000
Other long term liabilities	628,000	628,000
Total Liabilities	2,374,000	1,774,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 564,642 shares issued and outstanding	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized, 40,335,085 and 33,362,281 shares issued and outstanding, respectively	40,000	33,000
Capital in excess of par value	269,246,000	262,157,000
Accumulated deficit	(257,423,000)	(251,016,000)
Total Stockholders' Equity	11,864,000	11,175,000
Total Liabilities and Stockholders' Equity	$ 14,238,000	$ 12,949,000

Note – December 31, 2011 balances were derived from audited financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2012	July 2, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (6,407,000)	$ (6,922,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	130,000	410,000
Stock-based compensation expense	559,000	818,000
Write-off of intangibles	87,000	770,000
Provision for excess and obsolete inventories	182,000	--
Gain on disposal of property and equipment	(37,000)	--
Changes in assets and liabilities:
Accounts receivable	(222,000)	(1,000)
Inventories	276,000	(73,000)
Prepaid expenses and other current assets	(89,000)	44,000
Patents and licenses	(115,000)	(46,000)
Other assets	5,000	3,000
Accounts payable, accrued expenses and other current liabilities	175,000	191,000
Net cash used in operating activities	(5,456,000)	(4,806,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,863,000)	(647,000)
Net proceeds from sale of property and equipment	37,000	--
Net cash used in investing activities	(1,826,000)	(647,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	(134,000)	(303,000)
Net proceeds from the sale of common stock	6,621,000	12,402,000
Net cash provided by financing activities	6,487,000	12,099,000

Net increase (decrease) in cash and cash equivalents	(795,000)	6,646,000
Cash and cash equivalents at beginning of period	6,165,000	6,069,000
Cash and cash equivalents at end of period	$ 5,370,000	$ 12,715,000